As filed with the Securities and Exchange Commission on September 30, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

OPEN TEXT CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	98-0154400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

275 Frank Tompa Drive
Waterloo, Ontario, Canada N2L 0A1
(Address, including zip code, of Registrant’s Principal Executive Offices)

Open Text Corporation 2004 Stock Option Plan
Open Text Corporation 2004 Employee Stock Purchase Plan
(Full title of the plans)
Open Text Inc.
2950 South Delaware Street, Suite 400
San Mateo, California 94403
(650) 545-3000
(Name, address and telephone number, including area code, of Agent for Service)
______________
Copies to:
Craig B. Brod, Esq.
Mary E. Alcock, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2	Amount of Registration Fee (2)
Option Plan Common Shares, without par value (3)	6,000,000 Common Shares	$41.15	$246,900,000	$32,047.62
ESPP Common Shares, without par value (3)	4,000,000 Common Shares	$41.15	$164,600,000	$21,365.08
TOTAL	10,000,000 Common Shares		$411,500,000	$53,412.70

(1)
In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional Common Shares as may become available for issuance pursuant to the 2004 Stock Option Plan (“Option Plan”) and the 2004 Employee Stock Purchase Plan (“ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the registrant’s outstanding Common Shares.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low prices of Common Shares, as reported on the NASDAQ on September 24, 2020.

(3)
Includes the related common share purchase rights with respect to the Amended and Restated Shareholder Rights Plan Agreement between Open Text Corporation (the “Company”) and Computershare Investor Services, Inc. dated September 4, 2019.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8
“REGISTRATION OF ADDITIONAL SECURITIES”

This Registration Statement relates to the registration of 10,000,000 additional Common Shares of the Company, consisting of 6,000,000 Common Shares reserved for issuance and delivery under the Option Plan and 4,000,000 Common Shares reserved for issuance and delivery under the ESPP, each of which was amended and restated on September 14, 2020. The increase in the number of Common Shares authorized to be issued under the Option Plan and the ESPP were approved by the Company’s shareholders on September 14, 2020. Pursuant to the Registration Statement

on Form S-8 filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 17, 2004 (File No. 333-121377), the Registration Statement on Form S-8 filed by the Company with the SEC on September 27, 2007 (File No. 333-146351), the Registration Statement on Form S-8 filed by the Company with the SEC on October 31, 2012 (File No. 333-184670) and the Registration Statement on Form S-8 filed by the Company with the SEC on November 3, 2016 (collectively, the “Prior Registration Statements”), the Company has previously registered 33,200,000 Common Shares for issuance under the Option Plan (adjusted to reflect the two-for-one stock split effected on February 18, 2014 and the two-for-one stock split effected on December 22, 2016). Pursuant to the Registration Statement on Form S-8 filed by the Company with the SEC on December 17, 2004 (File No. 333-121377), the Company has previously registered 4,000,000 Common Shares for issuance under the ESPP (adjusted to reflect the two-for-one stock split effected on February 18, 2014 and the two-for-one stock split effected on December 22, 2016).

The contents of the Prior Registration Statements are incorporated herein by reference pursuant to General Instruction E to the Registration Statement on Form S-8, to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (the “Annual Report”), as filed with the SEC on August 6, 2020;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(c)
Amended and Restated Shareholder Rights Plan Agreement between Open Text Corporation and Computershare Investor Services, Inc. dated as of September 4, 2019 (amending and restating the Amended and Restated Shareholder Rights Plan Agreement dated as of September 23, 2016, which amended and restated the Amended and Restated Shareholder Rights Plan Agreement dated as of September 26, 2013, which amended and restated the Amended and Restated Shareholder Rights Plan Agreement dated as of December 2, 2010, which amended and restated the Amended and Restated Shareholder Rights Plan Agreement dated as of December 6, 2007, which amended and restated the Shareholder Rights Plan Agreement dated as of November 1, 2004), filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K on September 4, 2019.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 7.02 of By-Law 1 of the Company provides that, subject to the Canada Business Corporations Act (the “CBCA”), the Company shall indemnify a director or an officer, a former director or officer, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company, or other entity, if such individual (a) acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

By-Law 1 of the Company further obligates the Company to advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in section 7.02, subject to the repayment of these moneys if the individual does not fulfil the conditions of section 7.02. Furthermore, the Company shall also indemnify an individual referred to in section 7.02 in such other circumstances as the CBCA or law permits or requires.

The Company currently maintains directors’ and officers’ liability insurance.

Section 124 of the CBCA provides:

(1)
A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2)
A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3)	A corporation may not indemnify an individual under subsection (1) unless the individual

(a)
acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4)
A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5)
Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfils the conditions set out in subsection (3).

(6)	A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7)
A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8)	An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9)	On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Open Text Corporation 2004 Stock Option Plan, as amended and restated on September 14, 2020

4.2	Open Text Corporation 2004 Employee Stock Purchase Plan, as amended and restated on September 14, 2020

4.3
Amended and Restated Shareholder Rights Plan Agreement between Open Text Corporation and Computershare Investor Services, Inc. dated September 4, 2019 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 4, 2019)

4.4	Form of Share Certificate (incorporated by reference to Exhibit 5 to the Company’s Registration Statement on Form 8-A, as filed with the SEC on December 10, 2004)

5.1	Opinion of Blake, Cassels & Graydon LLP

23.1	Consent of KPMG LLP

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages hereto)

Item 9. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, Ontario, Canada, on this [30th day of September] 2020.

OPEN TEXT CORPORATION

By:	/s/ Gordon A. Davies
Gordon A. Davies EVP, Chief Legal Officer and Corporate Development

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on its behalf by the undersigned, as the duly authorized representative of Open Text Corporation in the United States, on this 30th day of September 2020.

OPEN TEXT INC. Authorized U.S. Representative

By:	/s/ Madhu Ranganathan
Madhu Ranganathan

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints any of Gordon A. Davies, Mark J. Barrenechea and Madhu Ranganathan as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MARK J. BARRENECHEA	Chief Executive Officer and Chief Technology Officer (Principal Executive Officer)	September 30, 2020
Mark J. Barrenechea
/s/ MADHU RANGANATHAN	Executive Vice President Chief Financial Officer (Principal Financial Officer)	September 30, 2020
Madhu Ranganathan
/s/ HOWARD ROSEN	Senior Vice President Chief Accounting Officer (Principal Accounting Officer)	September 30, 2020
Howard Rosen
/S/ P. THOMAS JENKINS	Chairman of the Board	September 30, 2020
P. Thomas Jenkins
/S/ MAJOR GENERAL DAVID FRASER	Director	September 30, 2020
Major General David Fraser
/S/ RANDY FOWLIE	Director	September 30, 2020
Randy Fowlie
/S/ GAIL E. HAMILTON	Director	September 30, 2020
Gail E. Hamilton
/S/ ROBERT HAU	Director	September 30, 2020
Robert Hau
/S/ STEPHEN J. SADLER	Director	September 30, 2020
Stephen J. Sadler
/S/ HARMIT SINGH	Director	September 30, 2020
Harmit Singh
/S/ MICHAEL SLAUNWHITE	Director	September 30, 2020
Michael Slaunwhite
/S/ KATHARINE B. STEVENSON	Director	September 30, 2020
Katharine B. Stevenson
/S/ DEBORAH WEINSTEIN	Director	September 30, 2020
Deborah Weinstein